Exhibit 4.29
[Confidential Treatment]
DATED 13 NOVEMBER 2006
NCL CORPORATION LTD.
(as Indemnifier)
NORWEGIAN SUN LIMITED
(as owner)
DnB NOR BANK ASA
(as agent)

FIRST SUPPLEMENTAL DEED TO
LETTERS OF CREDIT
FACILITY AGREEMENT
dated 23 September 2005 (among other things)

[**] [Confidential Treatment]

CONTENTS

		Page
1	Definitions and Construction	1

2	Amendment of Original Facility Agreement, Original Mortgage and other Security Documents	2

3	Conditions Precedent	2

4	Representations and Warranties	4

5	Expenses	5

6	Further Assurance	5

7	Counterparts	5

8	Notices	5

9	Governing Law	6

10	Jurisdiction	6

Schedule 1	Amendment of Original Facility Agreement	9

Schedule 2	Amendment of Original Mortgage	10

Schedule 3	Quarterly Statement of Financial Covenants	11

FIRST SUPPLEMENTAL DEED
DATED 13 NOVEMBER 2006
BETWEEN:
(1)	NCL CORPORATION LTD. of Milner House, 18 Parliament Street, Hamilton HM 12, Bermuda as indemnifier (the “Indemnifier”);

(2)	NORWEGIAN SUN LIMITED of Canon’s Court, 22 Victoria Street, Hamilton HM 12, Bermuda as owner (the “Owner”); and

(3)	DnB NOR BANK ASA of Stranden 21, NO-0021 Oslo, Norway as agent for itself and the Issuers (the “Agent”).
     WHEREAS:
(A)	By a letters of credit facility agreement dated 23 September 2005 (the “Original Facility Agreement”) made between (among others) (1) the Indemnifier as indemnifier (2) the banks whose names and particulars appear in appendix A to the Facility Agreement as issuers (the “Issuers”) and (3) the Agent, the Issuers agreed to issue in favour of Chase Merchant Services, LLC letters of credit in the aggregate maximum amount of one hundred million Dollars (USD100,000,000). The repayment of the Indebtedness by the Indemnifier has been secured by (among other things) a second priority Bahamian statutory mortgage dated 23 September 2005 granted by the Owner over m.v. “NORWEGIAN SUN” (the “Original Mortgage”).

(B)	The Indemnifier has requested the consent of the Issuers and the Agent to the amendment of certain provisions of the Original Facility Agreement and the Original Mortgage to conform such provisions to similar provisions in other loan documentation to which the Indemnifier and/or other members of the NCLC Group are party. This Deed shall be executed as a deed.
NOW THIS DEED WITNESSES as follows:
1	Definitions and Construction
1.1	In this Deed including the preamble and recitals hereto (unless the context otherwise requires) any term or expression defined in the preamble or the recitals shall have the meaning ascribed to it therein and terms and expressions not defined herein but whose meanings are defined in the Facility Agreement shall have the meanings set out therein. In addition, the following terms and expressions shall have the meanings set out below:

“Facility Agreement” means the Original Facility Agreement as amended by this Deed; and

“Mortgage” means the Original Mortgage as amended by this Deed.

1.2	The provisions of Clauses 1.2 and 1.3 of the Facility Agreement shall apply hereto (mutatis mutandis).

2	Amendment of Original Facility Agreement, Original Mortgage and other Security Documents
2.1	Subject to Clause 3, the parties hereto agree that from the date of this Deed the Original Facility Agreement shall be read and construed as if:
2.1.1	the clauses referred to in the first column of Schedule 1 had been amended to read as set out in the second column of Schedule 1; and

2.1.2	appendix D had been deleted and substituted with Schedule 3.
2.2	Subject to Clause 3, the parties hereto agree that from the date of this Deed the deed of covenants forming part of the Original Mortgage shall be read and construed as if the clause referred to in the first column of Schedule 2 had been amended to read as set out in the second column of Schedule 2.
2.3	The Indemnifier and the Owner hereby confirms to the Agent that with effect from the date of this Deed:
2.3.1	all references to the Original Facility Agreement in the Security Documents to which it is a party shall be construed as references to the Facility Agreement and all terms used in such Security Documents whose meanings are defined by reference to the Original Facility Agreement shall be defined by reference to the Facility Agreement;

2.3.2	the Security Documents to which it is a party shall apply to, and extend to secure, the whole of the Outstanding Indebtedness as defined in clause 1.1 of the Facility Agreement;

2.3.3	its obligations under the Security Documents to which it is a party shall not be discharged, impaired or otherwise affected by reason of the execution of this Deed or of any of the documents or transactions contemplated hereby; and

2.3.4	its obligations under the Security Documents to which it is a party shall remain in full force and effect as security for the obligations of the Indemnifier under the Facility Agreement and the other Security Documents as amended by this Deed.
2.4	Except as expressly amended hereby or pursuant hereto the Original Facility Agreement and the Security Documents shall remain in full force and effect and nothing herein contained shall relieve the Indemnifier or any other Obligor from any of its respective obligations under any such documents.
3	Conditions Precedent
3.1	The consent of the Agent for itself and on behalf of the Issuers to the variation of the provisions of the Original Facility Agreement and the Original Mortgage is conditional upon and shall not be effective unless and until the Agent has received the following in form and substance satisfactory to it:
3.1.1	on the date of this Deed, one (1) counterpart of this Deed duly executed by the Indemnifier and the Owner;

3.1.2	a written confirmation from the Process Agent that it will act for the Indemnifier and the Owner as agent for service of process in England in respect of this Deed;

3.1.3	the following corporate documents in respect of each of the Indemnifier and the Owner (together the “Relevant Parties”):
(a)	Certified Copies of any consents required from any ministry, governmental, financial or other authority for the execution of and performance by the respective Relevant Party of its obligations under this Deed or if no such consents are required a certificate from a duly appointed officer of the Relevant Party to this effect confirming that no such consents are required;

(b)	notarially attested secretary’s certificate of each of the Relevant Parties:
(i)	attaching a copy of its Certificate of Incorporation and Memorandum of Association and Bye-Laws (or equivalent constitutional documents) evidencing power to enter into the transactions contemplated in this Deed;

(ii)	giving the names of its present officers and directors;

(iii)	setting out specimen signatures of such officers and directors as are authorised by the Relevant Party to sign documents or otherwise undertake the performance of that Relevant Party’s obligations under this Deed;

(iv)	giving the legal owner of its shares and the number of such shares held;

(v)	attaching copies of resolutions passed at duly convened meetings of the directors and, if required by the Agent, the shareholders or members of each of the Relevant Parties authorising (as applicable) the execution of this Deed and the issue of any power of attorney to execute the same; and

(vi)	containing a declaration of solvency as at the date of the certificate of the duly appointed officer of the Relevant Party;
or (if applicable) certifying that there has been no change to the statements made in his or her secretary’s certificate last provided to the Agent with respect to paragraphs (b)(i), (ii), (iii), (iv) and (vi) of this Clause 3.1.3(b) and attaching copies of resolutions passed at duly convened meetings of the directors and, if required by the Agent, the shareholders or members of each of the Relevant Parties authorising (as applicable) the execution of this Deed and the issue of any power of attorney to execute the same;

3.1.4	the original powers of attorney, if any, issued pursuant to the resolutions referred to above and notarially attested;

3.1.5	a Certified Copy of a letter from the Owner to the Managers notifying of the provisions of clause 6.1.17(c) of the Mortgage; and

3.1.6	the issue of such favourable written legal opinions including in respect of Bermuda in such form as the Agent may require relating to all aspects of the transactions contemplated hereby governed by any applicable law,
PROVIDED THAT no Event of Default and (save as disclosed in writing to the Agent before the date of this Deed) no Possible Event of Default has occurred and is continuing on the date on which the conditions precedent set out in this Clause 3.1 have been satisfied (subject to Clause 3.2).

3.2	If the Agent in accordance with clause 14 of the Original Facility Agreement decides to permit the amendment of the Original Facility Agreement and the Original Mortgage hereby without having received all of the documents or evidence referred to in Clause 3.1, the Indemnifier will nevertheless deliver the remaining documents or evidence to the Agent within fourteen (14) days of the date of this Deed (or such other period as the Agent may stipulate) and the amendment of the Original Facility Agreement and the Original Mortgage as aforesaid shall not be construed as a waiver of the Agent’s right to receive the documents or evidence as aforesaid nor shall this provision impose on the Agent or the Issuers any obligation to permit the amendment in the absence of such documents or evidence.
4	Representations and Warranties
4.1	Each of the Indemnifier and the Owner represents and warrants to the Agent that:
4.1.1	it has the power to enter into and perform this Deed and the transactions and documents contemplated hereby and has taken all necessary action to authorise the entry into and performance of this Deed and such transactions and documents;

4.1.2	this Deed constitutes its legal, valid and binding obligations enforceable in accordance with its terms;

4.1.3	its entry into and performance of this Deed and the transactions contemplated hereby do not and will not conflict with:
(a)	any law or regulation or any official or judicial order; or

(b)	its constitutional documents; or

(c)	any agreement or document to which it is a party or which is binding upon it or any of its assets, nor result in the creation or imposition of any Encumbrance on it or its assets pursuant to the provisions of any such agreement or document and in particular but without prejudice to the foregoing the entry into and performance of this Deed and the transactions and documents contemplated hereby and thereby will not render invalid, void or voidable any security granted by it to the Agent;

4.1.4	all authorisations, approvals, consents, licences, exemptions, filings, registrations, notarisations and other matters, official or otherwise, required in connection with the entry into, performance, validity and enforceability of this Deed and each of the other documents contemplated hereby and thereby and the transactions contemplated hereby and thereby have been obtained or effected and are in full force and effect;

4.1.5	all information furnished by it to the Agent or its agents relating to the business and affairs of an Obligor in connection with this Deed and the other documents contemplated hereby and thereby was and remains true and correct in all material respects and there are no other material facts or considerations the omission of which would render any such information misleading; and

4.1.6	it has fully disclosed in writing to the Agent all facts relating to its business which it knows or should reasonably know and which might reasonably be expected to influence the Agent in deciding whether or not to enter into this Deed.
5	Expenses

The Indemnifier and the Owner jointly and severally undertake to reimburse the Agent on demand on a full indemnity basis for the reasonable charges and expenses (together with value added tax or any similar tax thereon and including without limitation the fees and expenses of legal and other advisers) incurred by the Agent in respect of the negotiation, preparation, printing, execution, registration and enforcement of this Deed and any other documents required in connection with the implementation of this Deed.

6	Further Assurance

The Indemnifier and the Owner will, from time to time on being required to do so by the Agent, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the Agent as the Agent may reasonably consider necessary for giving full effect to this Deed or any of the documents contemplated hereby or securing to the Agent the full benefit of the rights, powers and remedies conferred upon the Agent in any such document.

7	Counterparts

This Deed may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same agreement.

8	Notices
8.1	Any notice, demand or other communication (unless made by telefax) to be made or delivered to the Indemnifier or the Owner pursuant to this Deed shall (unless the Indemnifier or the Owner has by fifteen (15) days’ written notice to the Agent specified another address) be made or delivered to the Indemnifier and/or the Owner c/o 7665 Corporate Center Drive, Miami, Florida 33126, United States of America (marked for the attention of Ms Bonnie Biumi and the Legal Department

(but one (1) copy shall suffice)) with a copy to c/o Sun Cruises Limited, Sun Cruises Terminal, Pulau Indah, PO Box No. 288, 42009 Pelabuhan Klang, Selangor Darul Ehsan, Malaysia (marked for the attention of Mr Gerard Lim). Any notice, demand or other communication to be made or delivered by the Indemnifier or the Owner pursuant to this Deed shall (unless the Agent has by fifteen (15) days’ written notice to the Indemnifier and the Owner specified another address) be made or delivered to the Agent at its Office, the details of which are set out in schedule 1 of the Original Facility Agreement.

8.2	Any notice, demand or other communication to be made or delivered pursuant to this Deed may be sent by telefax to the relevant telephone numbers (which at the date hereof in respect of the Indemnifier and the Owner is +1 305 436 4140 (marked for the attention of Ms Bonnie Biumi) and +1 305 436 4117 (marked for the attention of the Legal Department) with a copy to +60 3 3884 0213 (marked for the attention of Mr Gerard Lim) and in the case of the Agent is as recorded in schedule 1 of the Original Facility Agreement) specified by it from time to time for the purpose and shall be deemed to have been received when transmission of such telefax communication has been completed. Each such telefax communication, if made to the Agent by the Indemnifier or the Owner, shall be signed by the person or persons authorised in writing by the Indemnifier or the Owner (as the case may be) and whose signature appears on the list of specimen signatures contained in the secretary’s certificate required to be delivered by Clause 3 and shall be expressed to be for the attention of the department or officer whose name has been notified for the time being for that purpose by the Agent to the Indemnifier and the Owner.

8.3	The provisions of clauses 23.1, 23.5 and 23.6 of the Original Facility Agreement shall apply to this Deed.
9	Governing Law

This Deed shall be governed by English law.

10	Jurisdiction
10.1	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”). Each party to this Deed agrees that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

This Clause 10.1 is for the benefit of the Agent only. As a result, no such party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, any such party may take concurrent proceedings in any number of jurisdictions.

10.2	Neither the Indemnifier nor the Owner may, without the Agent’s prior written consent, terminate the appointment of the Process Agent; if the Process Agent resigns or its appointment ceases to be effective, the Indemnifier and/or the Owner (as the case may be) shall within fourteen (14) days appoint a company which has premises in London and has been approved by the Agent to act as the Indemnifier’s and/or the Owner’ (as the case may be) process agent with unconditional authority to receive and acknowledge service on behalf of the

Indemnifier and/or the Owner of all process or other documents connected with proceedings in the English courts which relate to this Deed.

10.3	For the purpose of securing its obligations under Clause 10.2, the Indemnifier and each of the Owner irrevocably agrees that, if it for any reason fails to appoint a process agent within the period specified in Clause 10.2, the Agent may appoint any person (including a company controlled by or associated with the Agent or any Lender) to act as the Indemnifier’s or the Owner’s (as the case may be) process agent in England with the unconditional authority described in Clause 10.2.

10.4	No neglect or default by a process agent appointed or designated under this Clause (including a failure by it to notify the Indemnifier or the Owner (as the case may be) of the service of any process or to forward any process to the Indemnifier or the Owner (as the case may be)) shall invalidate any proceedings or judgment.

10.5	The Indemnifier and the Owner appoints in the case of the courts of England the Process Agent to receive, for and on its behalf service of process in England of any legal proceedings with respect to this Deed.

10.6	A judgment relating to this Deed which is given or would be enforced by an English court shall be conclusive and binding on the Indemnifier and/or the Owner (as the case may be) and may be enforced without review in any other jurisdiction.

10.7	Nothing in this Clause shall exclude or limit any right which the Agent may have (whether under the laws of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

10.8	In this Clause “judgment” includes order, injunction, declaration and any other decision or relief made or granted by a court.
     IN WITNESS whereof the parties hereto have caused this Deed to be duly executed as a deed on the day and year first before written.

SIGNED SEALED and DELIVERED as a DEED		)	Colin Veitch
by Colin Veitch		)
for and on behalf of		)
NCL CORPORATION LTD.		)
in the presence of:	Mark E. Warren

SIGNED SEALED and DELIVERED as a DEED		)	Vijay Jeyaratnam
by Vijay Jeyaratnam		)
for and on behalf of		)
NORWEGIAN SUN LIMITED		)
in the presence of:	Jaya Prasannan	)
	Trainee Solicitor	)
	One St. Paul’s ChurchYard	)
	London, EC4M 8SH	)

SIGNED SEALED and DELIVERED as a DEED		)	Julie Clegg
by Julie Clegg		)
for and on behalf of		)
DnB NOR BANK ASA		)
in the presence of:	Jaya Prasannan	)
	Trainee Solicitor	)
	One St. Paul’s ChurchYard	)
	London, EC4M 8SH	)

Schedule 1
Amendment of Original Facility Agreement

Definition/Clause	Amendment
Clause 10.2.21	Completeness of documents The copies of the Transaction Documents and any other relevant third party agreements delivered to the Agent are true and complete copies of each such document constituting valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and no amendments thereto or variations thereof have been agreed other than (if applicable), in the case of the management agreement between the Owner and the Managers in respect of the Vessel, in accordance with clause 6.1.17 of the deed of covenants collateral to the second priority statutory Bahamian ship mortgage granted by the Owner over the Vessel nor has any action been taken by the parties thereto which would in any way render such document inoperative or unenforceable.

Clause 11.3.3	as at 30 September 2006 and as at the end of each subsequent financial quarter, the ratio of Total Net Funded Debt to Total Capitalisation of the NCLC Group shall not exceed [**] [Confidential Treatment].

Amounts available for drawing under any revolving or other credit facilities of the NCLC Group which remain undrawn at the time of the relevant calculation shall not be counted as cash or indebtedness for the purposes of this ratio.

Schedule 2
Amendment of Original Mortgage

Definition/Clause	Amendment
Clause 6.1.17	except with the prior consent of the Mortgagees, not:

(a) permit any person other than the Manager to be the manager of, including providing crewing services to, the Vessel;

(b)   permit any amendment to be made to the terms of the management agreement with the Managers in respect of the Vessel unless the amendment is advised by the Owner’s tax counsel or is deemed necessary by the parties thereto but provided that the amendment does not imperil the security to be provided pursuant to the Security Documents or adversely affect the ability of any Security Party to perform its obligations under the Transaction Documents; or

(c) permit the Vessel to be employed other than within the NCL or NCL America brand (as applicable).

Schedule 3
Quarterly Statement of Financial Covenants

TO:	DnB NOR BANK ASA Stranden 21 NO-0021 Oslo Norway Attn: Mr Jon Flovik
We refer to clause 9.24 of the letter of credit facility agreement dated 23 September 2005 (as amended, varied and/or supplemented from time to time) (the “Facility Agreement”) between (among others) you as agent and ourselves as indemnifier. Terms defined in the Facility Agreement shall have the same meanings herein.
We hereby certify the amounts set out in the attached schedule as at the last day of the financial quarter ending 20[ ] for NCL Corporation Ltd. (the “Indemnifier”) and its subsidiaries on a consolidated basis. We also hereby certify that the Indemnifier is in compliance with all the financial covenants set out in clause 9.24 of the Facility Agreement [[and that no Event of Default or Potential Event of Default has occurred and is continuing][an [Event of Default][Potential Event of Default] has occurred and is continuing under clause 10.2.[                     ] of the Facility Agreement and the following step[s][is/are] being taken to cure the same: [                     ]]].
NCL CORPORATION LTD.

By: [       ]
Chief Financial Officer
Dated:            20[                     ]

Schedule
Statement of Financial Covenants as of [    ] 20[ ] (in USD’000)

Clause (of
Facility
Agreement)		as of [ • ]	Required Covenants
9.24.1/	Free Liquidity	A	A>[**] [Confidential Treatment]
9.24.2(b)**			(11.3.1)**

A>[**] [Confidential Treatment]
(11.3.2(b))**

9.24.2(a)	Consolidated EBITDA:	B	>[**] [Confidential Treatment]

	Consolidated Debt Service	C

9.24.3	Total Net Funded Debt:	D	<[**] [Confidential Treatment]

	Total Capitalisation	E

Consolidated EBITDA
	Consolidated Net Income (loss)	x
(Deduct)/Add:	(Gain)/Loss on sale of assets or reserves	x
Add:	Consolidated Interest Expense	x
Add:	Depreciation and amortisation of assets	x
Add:	Impairment charges	x
(Deduct)/Add:	Other non-cash charges (gains)	x
Add:	Deferred income tax expense	x

	Consolidated EBITDA	x		B

Consolidated Debt Service
	Principal paid/payable (excluding balloon payments, voluntary	x
prepayments/repayments on sale/total loss of an NCLC Fleet
vessel)
Add:	Consolidated Interest Expense	x
	Distributions	x
	Rent under capitalised leases	x

	Consolidated Debt Service	x		C

Total Net Funded Debt
	Indebtedness for Borrowed Money	x
Add:	Guarantees of non-NCLC Group members’ obligations	x

x

Deduct:	Cash Balance	(x	)

	Total Net Funded Debt	(x	)	D

Total Capitalisation
	Total Net Funded Debt	x
Add:	Consolidated stockholders’ equity	x

	Total Capitalisation	x		E

For and on behalf of NCL CORPORATION LTD.

[            ]
I, [       ], the officer primarily responsible for the financial management of the NCLC Group, hereby declare that, to the best of knowledge and belief, the above Statement of Financial Covenants as of [                     ] 20[                     ], in my opinion, is true and correct.

[            ]
Chief Financial Officer
NCL CORPORATION LTD.
Dated:            20[                     ]

**	Evidence satisfactory to the Agent of A at all times during the relevant period shall be provided together with this statement